ADMINISTRATION AGREEMENT

           This Administration Agreement is made as of ___________ , 2002 by and between Cadre Financial Services, Inc., a Delaware Corporation ("Cadre Financial" or the "Administrator"), and the Alpine Income Trust, a Delaware business trust (the "Trust").

           WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

           WHEREAS, the Trust desires to retain Cadre Financial to render certain administrative and fund accounting services to those series of the Trust described in Schedule A hereto, as from time to time amended (each a "Fund" and collectively, the "Funds"), and Cadre Financial is willing to render such services;

                                   WITNESSETH:

           NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

           1. Appointment. The Trust hereby appoints Cadre Financial to act as Administrator of the Trust on the terms set forth in this Agreement. Cadre Financial accepts such appointment and agrees to render the services herein set forth for the compensation provided for in Schedule B, annexed hereto and incorporated herein.

           In the event that the Trust establishes additional series with respect to which the Trust decides to retain Cadre Financial to act as administrator and accounting services provider, the Trust shall so notify Cadre Financial in writing. If Cadre Financial is willing to render such services, Cadre Financial shall notify the Trust in writing whereupon such portfolio shall be deemed to be a Fund hereunder and shall be subject to the provisions of this Agreement except to the extent that said provisions (including those relating to the compensation payable by the Funds to Cadre Financial) are modified with respect to such Fund in writing by the Trust and Cadre Financial at the time. Without limiting the foregoing, it is understood that the Trust will from time to time issue separate series or classes of shares and may classify and reclassify shares of any such series or class. Cadre Financial shall identify to each such series or class property belonging to such series or class and in such reports, confirmations and notices to the Trust called for under this Agreement shall identify the series or class to which such report, confirmation or notice pertains.

           2. Delivery of Documents. The Trust has furnished Cadre Financial with copies properly certified or authenticated of each of the following:

           (a) Resolutions of the Trust's Board of Trustees authorizing the appointment of Cadre Financial to provide certain administrative services to the Fund and approving this Agreement;

           (b) The Trust's Certificate of Trust filed with the Secretary of the State of Delaware on September 23, 2002, the Trust's Declaration of Trust and all amendments thereto (the "Declaration of Trust");

           (c) The Trust's By-Laws and all amendments thereto (the "ByLaws");

           (d) The Custody Agreement between US Bank (the "Custodian") and the Trust dated ______________, 2002;

           (e) The Transfer Agent Agreement between Cadre Financial (the "Transfer Agent") and the Trust dated as of ______________, 2002;

           (f) The Trust's Registration Statement on Form N-lA (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act (File Nos. 333-100289 and 811-21210), as filed with the Securities and Exchange Commission ("SEC") on October 3, 2002, relating to the Trust's shares of beneficial ownership, $.001 par value per share, and all amendments thereto; and

           (g) The Trust's most recent prospectus (the "Prospectus") and statement of additional information ("SAI") for each Fund.

           The Trust will furnish Cadre Financial from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will provide Cadre Financial with any other documents that Cadre Financial may reasonably request and will notify Cadre Financial as soon as possible of any matter materially affecting the performance by Cadre Financial of its services under this Agreement.

           3. Duties as Administrator. Subject to the supervision and direction of the Board of Trustees (the "Board") of the Trust, as the Administrator will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services:

           (a) Maintaining such office facilities as necessary to provide the services hereafter set forth (which may be in the offices of the Administrator or a corporate affiliate);

           (b) Furnishing non-investment related statistical and research data, data processing services, clerical services, executive and administrative services, and stationery and office supplies in connection with its services hereunder;

           (c) Furnishing corporate secretarial services including preparation and distribution of materials for Board meetings;

           (d) Assisting in the preparation of the Trust's Registration Statement and any Pre-Effective and Post-Effective Amendments to the Trust's Registration Statement, Notices of Annual or Special Meetings of Shareholders and Proxy materials relating to such meetings;

           (e) Assisting in the determination of the jurisdictions in which the Trust's shares will be registered or qualified for sale and, in connection therewith, shall be responsible for the initial registration or qualification and the maintenance of such registration or qualification of such shares for sale under the securities laws of each state in which it is determined shares should be registered or qualified. Payment of share registration fees shall be made by the Funds;

           (f) Providing the services of certain persons who may be appointed as officers of the Trust by the Trust's Board;

           (g) Assisting the Trust in routine regulatory examinations of the Trust, and working closely with outside counsel to the Trust in response to any litigation, investigations or regulatory matters;

           (h) Accounting and bookkeeping services (including the maintenance of such accounts, books and records of the Trust as may be required by Section 31(a) of the 1940 Act and the rules thereunder, transmitting to the Custodian instructions received from the Adviser for the purchase and sale of Trust assets and ensuring proper settlement related thereto);

           (i) Internal auditing services;

           (j) Valuing the Trust's assets and calculating the net asset value of the shares of each Fund on each business day as set forth in the Prospectus and SAI of the Funds in accordance with such procedures as may be adopted by the Board;

           (k) Accumulating information for and, subject to approval by the Trust's Treasurer, preparing all required financial statements for the Trust and preparing reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual and Semi-Annual Reports to shareholders, Semi-Annual Reports on Form N-SAR and Notices pursuant to Rule 24f-2;

           (l) Preparing and filing the Trust's tax returns;

           (m) Monitoring compliance by the Trust with each Fund's investment objective, policies, restrictions, tax matters and applicable laws and regulations, including the 1940 Act, and performing related daily and monthly compliance tests; and

           (n) Preparing and furnishing the Trust (at the Trust's request) with performance information (including yield, capital gain (loss) and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases and any Nationally Recognized Statistical Rating organization (after first consulting with the Trust's treasurer) such information as may reasonably be requested.

           In performing its duties the Administrator will act in accordance with the Declaration of Trust, By-Laws, Prospectus and SAI of the Trust and with the instructions and directions of the Board of Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act and the rules thereunder and all other applicable federal or state laws and regulations.

           4. Allocation of Expenses and Fees. The Administrator shall bear all expenses in connection with the performance of its services under this Agreement, except as noted below.

           (a) The Administrator will from time to time employ or associate with itself such person or persons as the Administrator may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both the Administrator and the Trust. The compensation of such person or persons shall be paid by the Administrator and no obligation shall be incurred on behalf of the Trust in such respect.

           (b) The Administrator shall not be required to pay any of the following expenses incurred by the Trust: membership dues in the Investment Company Institute or any similar organization; investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage commissions; taxes and fees payable to Federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with the Administrator; outside auditing expenses; outside legal expenses; or other expenses not specified in this
Section 4 which may be properly payable by the Trust.

           (c) For the services to be rendered, the facilities to be furnished and the payments to be made to the Administrator, as provided for in this Agreement, the Trust shall compensate the Administrator for its services rendered pursuant to this Agreement in accordance with the fees set forth in Schedule B, annexed hereto and incorporated herein.

           (d) The Administrator will bill the Trust as soon as practicable after the end of each calendar month, and said billings will be detailed in accordance with the out-of-pocket schedule. The Trust will promptly pay to the Administrator the amount of such billing.

           5. Limitation of Liability.

           (a) The Administrator shall not indemnify the Trust for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except for a loss resulting from the Administrator's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. The Trust will indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from the willful misfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties or by reason of its reckless disregard thereof. The Trust and the Administrator agree that the obligations of the Trust under this Agreement shall not be binding upon any of the members of the Trust's Board of Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Board and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such members of the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust as provided in the Declaration of Trust.

           (b) In no event and under no circumstances shall either party to this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

           6. Term and Termination.

           (a) This Agreement shall become effective on the date hereof and shall continue until October 30, 2003 (the "Initial Term") unless earlier terminated pursuant to the terms of this Agreement. Thereafter this Agreement may be renewed for successive terms of one (1) year ("Renewal Term") each, provided, that each such Renewal Term is approved by the Board, including the vote of a majority of the Trustees who are not "Interested Persons," as defined by the 1940 Act and the rules thereunder, of the Trust.

           (b) Either party may terminate this Agreement, without penalty, at any time upon not than less than sixty (60) days' prior written notice to the other party.

           (c) In the event a termination notice is given by the Trust, all reasonable out of pocket expenses associated with movement of records and materials and conversion thereof will be borne by the Trust.

           (d) This Agreement shall terminate automatically in the event of its "assignment," as such term is defined by the 1940 Act and the rules thereunder.

           (e) This Agreement shall terminate automatically in the event that the Transfer Agent Agreement dated ___________ __, 2002 between Cadre Financial and the Trust is terminated.

           7. Proprietary and Confidential Information. Cadre Financial agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Cadre Financial may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

           Further, Cadre Financial will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time (the "Act"). Notwithstanding the foregoing, Cadre Financial will not share any nonpublic personal information concerning any of the Trust's shareholders to any third party unless specifically directed by the Trust or allowed under one of the exceptions noted under the Act.

           8. Amendment to this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is bought.

           9. Miscellaneous.

           (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or the Administrator shall be sufficiently given if addressed to the party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                            To the Trust:

                            Alpine Income Trust
                            122 East 42nd Street, 37th Floor
                            New York, New York 10168
                            Attention: Samuel A. Lieber


                            To the Administrator:

                            Cadre Financial Services, Inc.
                            905 Marconi Avenue
                            Ronkonkoma, New York 11779
                            Attention: Legal/Compliance


           (b) This Agreement shall be construed in accordance with the laws of the State of New York.

           (c) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

           (d) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

           (e) This Agreement and the schedules hereto constitute the entire agreement between the parties hereto with respect to the matters described herein.

                     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.



                                               CADRE FINANCIAL SERVICES, INC.


Dated: __________, 2002                        By:______________________________
                                               Name:  KEVIN J. BURKE
                                               Title: Chairman, President & CEO


                                               ALPINE INCOME TRUST


Dated: __________, 2002                        By:______________________________
                                               Name:   SAMUEL A. LIEBER
                                               Title:  Chairman

                                   SCHEDULE A

                          (As of ______________, 2002)


The Administration Agreement shall be applicable to the following series of the
Trust:


Alpine Municipal Money Market Fund

Alpine Tax Optimized Income Fund

                                   SCHEDULE B

                  FEE SCHEDULE FOR FUND ADMINISTRATION SERVICES

                         (As of _________________, 2002)


The ALPINE MUNICIPAL MONEY MARKET FUND pays the Administrator a combined monthly fee for administrative and transfer agent services which is calculated at the annual rate of 0.145% of the Fund's average daily net assets up to $500,000,000; 0.12% of the Fund's average daily net assets greater than $500,000,000 and up to $750,000,000; 0.105% of the Fund's average daily net assets greater than $750,000,000 and up to $1,000,000,000; and 0.095% of the Fund's average daily net assets over $1,000,000,000.


The ALPINE TAX OPTIMIZED INCOME FUND pays the Administrator a combined monthly fee for administrative and transfer agent services which is calculated at the annual rate of 0.15% of the Fund's average daily net assets up to $500,000,000; 0.125% of the Fund's average daily net assets greater than $500,000,000 and up to $750,000,000; 0.11% of the Fund's average daily net assets greater than $750,000,000 and up to $1,000,000,000; and 0.10% of the Fund's average daily net assets over $1,000,000,000.